Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Paul G. Van Wagenen
(713) 297-5000

POGO PRODUCING COMPANY AND THIRD POINT REACH AGREEMENT

HOUSTON, TX and NEW YORK, NY, March 12, 2007 — Pogo Producing Company (NYSE: PPP) (“Pogo”) and Third Point LLC (“Third Point”) today announced that they have reached an agreement under which Pogo’s Board of Directors will be expanded from eight to ten members and Daniel S. Loeb and Bradley L. Radoff of Third Point will be appointed to the Board of Directors effective immediately.  As permitted by the agreement, Pogo may at a later date offer to appoint Robert B. Rowling of TRT Holdings, Inc. to an additional seat on Pogo’s Board of Directors. Third Point and its affiliates have agreed not to solicit proxies in connection with Pogo’s 2007 annual meeting or take certain other stockholder actions.

As previously announced, Pogo and its financial advisors, Goldman, Sachs & Co. and TD Securities Inc., are actively exploring strategic alternatives, including the sale or merger of Pogo. In addition, Pogo will continue to simultaneously pursue the potential sale of significant assets including its Canadian, Gulf of Mexico or other properties.

“We are pleased that this matter has been resolved in a manner that we believe serves the best interests of all Pogo shareholders,” said Paul G. Van Wagenen, Chairman and Chief Executive Officer of Pogo. “Through this agreement, we will avoid a potentially costly and disruptive proxy contest at a time when Pogo is exploring a range of strategic alternatives to enhance shareholder value. I would like to welcome our new Board members and believe that their experience and insights will benefit Pogo and its shareholders.”

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Pogo Producing Company explores for, develops and produces oil and natural gas. Headquartered in Houston, Pogo owns approximately 4,800,000 gross leasehold acres in major oil and gas provinces in North America, 6,354,000 acres in New Zealand and 1,480,000 acres in

Vietnam. Pogo common stock is listed on the New York Stock Exchange under the symbol “PPP.”

This release includes statements of current expectations that constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits cannot be fully realized. Pogo discusses risks and uncertainties associated with its business in reports it files with the Securities and Exchange Commission and disclaims any responsibility to update these forward-looking statements.